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                                                                     EXHIBIT 5.1

       [COOLEY GODWARD LOGO]

May 12, 1999

Valence Technology, Inc.
301 Conestoga Way
Henderson, NV 89015

RE:  VALENCE TECHNOLOGY, INC.
    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    We have acted as counsel to Valence Technology, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-3 of the Securities Act of 1933, as amended, of up to $50,000,000 aggregate amount of (i) shares of common stock, par value $.001 per share ("Common Stock"), (ii) shares of preferred stock, in one or more series, as may be designated by the Board of Directors of the Company ("Preferred Stock") and (iii) securities warrants ("Securities Warrants") to purchase Common Stock and Preferred Stock (collectively, the "Securities").

    In rendering the opinions set forth below, we have examined the Amended and Restated Certificate of Incorporation, bylaws and corporate proceedings of the Company, and have made such other examinations as we have deemed necessary and, based upon such examination and having regard for applicable legal principles, it is our opinion that:

    (i) the shares of Common Stock and Preferred Stock, when duly issued and delivered in accordance with the resolutions of the Board of Directors of the Company of even date herewith ("Enabling Resolutions"), or in accordance with the terms of any Preferred Stock or Securities Warrants, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock and Preferred Stock of the Company; and

    (ii) the Securities Warrants, when duly authenticated, issued and delivered in accordance with the Enabling Resolutions, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforcement may be limited by public policy, bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally and that the remedies of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    The foregoing opinions are subject to, and qualified by, the following additional conditions:

    (a) with respect to the Securities Warrants, the due authorization, execution and delivery by the Company, and by each counterparty thereto, of each applicable warrant agreement evidencing any of the Securities Warrants and payment therefore in accordance with the terms of such authorization,

    (b) with respect to Preferred Stock, the due designation of an applicable series within that class and the due authorization for issuance of such number of shares of Preferred Stock within the series
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May 12, 1999
Page Two

       that are offered and sold (or the reservation of such shares as may become issuable upon the conversion or exercise of any Preferred Stock or Securities Warrants),

    (c) with respect to Common Stock, the due authorization for issuance of such number of shares of Common Stock that are offered and sold (or the reservation of such shares as may become issuable upon the conversion or exercise of any Preferred Stock or Securities Warrants), and

    (d) with respect to the Preferred Stock and Common Stock, such Preferred Stock and Common Stock has been paid for in accordance with applicable resolutions of the Board of Directors and the consideration is legal and sufficient under the General Corporation Law of State of Delaware.

    We hereby consent to the use of our name in the Registration Statement and the related prospectus wherever contained therein and we also consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Cooley Godward LLP
/s/ ANDREI M. MANOLIU
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Andrei M. Manoliu